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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

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                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                         DATE OF REPORT: August 28, 2001
                        (Date of earliest event reported)

                         INSIGNIA FINANCIAL GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

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
          DELAWARE                  COMMISSION FILE NUMBER                     56-2084290
   (State of Incorporation)               (1-14373)                (I.R.S. Employer Identification No.)

200 PARK AVENUE, NEW YORK, NEW YORK                                              10166
(Address of Principal Executive Officers)                                      (Zip Code)
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                                 (212) 984-8033
              (Registrant's Telephone Number, Including Area Code)


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ITEM 5.       OTHER EVENTS

     On August 28, 2001, Insignia announced that it has entered into a definitive agreement to acquire Groupe Bourdais ("Bourdais"), headquartered in Paris, France. Founded in 1954, Bourdais is one of France's premier commercial real estate services companies with operations in eight offices, including five in Greater Paris (Ile-de-France region) and wholly owned regional offices in Lyon, Aix-en-Provence and Marseille. Insignia expects the transaction to be accretive to annual earnings immediately. For the fiscal year ended March 31, 2001, Bourdais generated service revenues of approximately $45 million and EBITDA(1) of approximately $11 million.

     The base purchase price for Bourdais will be approximately $31 million, comprised of $23 million in cash and the issuance of 697,961 shares of the Company's Common Stock. Additional purchase consideration of up to approximately $19 million, payable over three years, is contingent on the future performance of Bourdais, which will operate under the name Insignia Bourdais. Insignia expects the Bourdais transaction to close during the fourth quarter of 2001.

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    (1) In addition to Net Income, Insignia believes that EBITDA is a primary indicator of financial performance. EBITDA is defined as real estate services revenues less direct expenses and administrative costs. This supplemental measure should not be construed to represent cash provided by operations pursuant to generally accepted accounting principles, which take into consideration such items and changes in elements of working capital and deferred taxes. EBITDA is not a term defined by generally accepted accounting principles, and Insignia's usage of this term may differ from other companies' usage of the same or similar terms.


ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

       (c) Exhibits - The following are furnished as exhibits to this report:

              Exhibit No.

              99.1     Press Release dated August 28, 2001.




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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  INSIGNIA FINANCIAL GROUP, INC.



                                  By: /s/ Adam B. Gilbert
                                      ----------------------------------------
                                          Adam B. Gilbert
                                          Executive Vice President


DATE: September 5, 2001